Exhibit 4.6

SEASTAR MEDICAL, INC.

AMENDMENT TO WARRANT TO PURCHASE PREFERRED STOCK

THIS AMENDMENT TO THE WARRANT TO PURCHASE PREFERRED STOCK (this “Amendment”) is made and entered into as of [                     ], 2022 by and between SeaStar Medical, Inc., a Delaware corporation (the “Company”) and the holder set forth on the signature page hereto (the “Holder”).

WHEREAS, the Company and the Holder are parties to [that][those] certain Warrant[s] to Purchase Preferred Stock set forth in Exhibit A attached hereto (each a “Warrant”). All capitalized terms used in this Amendment but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Warrant;

WHEREAS, in connection with the SPAC Merger (as defined below), the parties hereto desire to amend each Warrant in accordance with the terms set forth herein; and

WHEREAS, Section 10 of the Warrant requires the written consent of the Company and Holders of at least sixty-six and two-thirds (66 2/3%) of the outstanding Warrants to amend or waive any terms of such Warrant, provided that all Warrants are similarly amended or waived.

NOW, THEREFORE, in consideration of the foregoing and the promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the undersigned hereby agree as follows:

1.    A new Section 5.4 shall be added to each Warrant as follows:

SPAC Merger Conversion. The Company entered into an Agreement and Plan of Merger, as amended (the “Merger Agreement”), by and among the Company, LMF Acquisition Opportunities, Inc., a Delaware corporation (the “Acquiror”), LMF Merger Sub, Inc., a Delaware corporation and direct, wholly owned subsidiary of Acquiror (“Merger Sub”) pursuant to which Merger Sub shall merge with and into the Company (the “SPAC Merger”), with the Company as the surviving corporation, and Acquiror changing its name to “SeaStar Medical Holding Corporation” and all outstanding shares of capital stock of the Company will be exchanged into shares of common stock of Acquiror (the “SPAC Common Stock”) pursuant to the exchange ratio and other terms of the Merger Agreement.

Therefore, notwithstanding anything to the contrary herein, effective upon and subject to the consummation of the SPAC Merger:

(a) this Warrant shall become exercisable for such whole number of shares of SPAC Common Stock (rounded down to the nearest whole share) equal to the product of (A) the number of Exercise Shares (as calculated on an as converted to Exercise Shares basis) subject to this Warrant immediately prior to the closing of the SPAC Merger multiplied by (B) the Exchange Ratio (as defined in the Merger Agreement) for such Exercise Shares;

(b) the Exercise Price (which shall be rounded up to the nearest whole cent) shall become equal to the quotient of (1) the Exercise Price immediately prior to the consummation of the SPAC Merger divided by (2) the Exchange Ratio (as defined in the Merger Agreement) for such Exercise Shares; and

(c) Acquiror shall assume the obligations under this Warrant and agree expressly to perform the obligations under this Warrant in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of the SPAC Merger.

2.    Governing Law. In all respects, including all matters of construction, validity and performance, this Amendment and the obligations arising hereunder shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware (without regard to its conflicts of law principals) applicable to contracts made and performed in such state.

3.    No Other Change. Except to the extent hereby amended, the terms and provisions of the Warrants shall remain in full force and effect.

4.    Counterparts; Facsimile. This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall be deemed to constitute one instrument. Delivery of an executed signature page to this Amendment by facsimile or any other electronic transmission shall be as effective as delivery of a manually signed counterpart hereof.

5.    Titles and Subtitles Headings. The titles of the sections and subsections of this Amendment are for convenience of reference only and are not to be considered in construing this Amendment.

6.    Severability of this Amendment. If any provision of this Amendment shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

7.    Entire Agreement. This Amendment embodies the entire agreement and understanding among the parties hereto and supersedes all prior or contemporaneous agreements and understandings of such parties, verbal or written, relating to the subject matter hereof.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the date first above written.

COMPANY:

SEASTAR MEDICAL, INC.

By:
Name:	Eric Schlorff
Title:	Chief Executive Officer

[Signature Page to Amendment to Warrant to Purchase Preferred Stock]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the date first above written.

HOLDER:

[NAME]

By:
Name:

Title:

[Signature Page to Amendment to Warrant to Purchase Preferred Stock]

Exhibit A